Exhibit 4.29
FIRST INCREMENTAL FACILITY AMENDMENT
This FIRST INCREMENTAL FACILITY AMENDMENT (this “Amendment”) dated as of November 14, 2018 to the Credit Agreement referenced below is by and among Celestica Inc., an Ontario corporation (the “Company”), Celestica International LP, an Ontario limited partnership, Celestica (USA) Inc., a Delaware corporation (together with the Company and Celestica International LP, the “Borrowers”), the Guarantors party hereto, the Incremental Term B–2 Lender (defined below), and Bank of America, N.A., in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement (as amended by this Amendment).
W I T N E S S E T H
WHEREAS, revolving credit and term loan facilities have been extended to the Borrowers (together with the additional Borrowers party thereto from time to time) pursuant to that certain Credit Agreement dated as of June 27, 2018 (as amended, modified, increased, extended, restated, renewed, replaced and/or supplemented from time to time, the “Credit Agreement”) by and among the Borrowers (including any such additional Borrowers), the Guarantors identified therein, the Lenders identified therein and the Administrative Agent;
WHEREAS, the Company has notified the Administrative Agent that, pursuant to Section 2.16 of the Credit Agreement, Bank of America, N.A. (the “Incremental Term B–2 Lender”) has agreed to provide a term loan to the Company in the aggregate principal amount of Two-Hundred Fifty Million Dollars ($250,000,000), which term loan shall constitute an Incremental Tranche B Term Loan as such term is defined and used in the Credit Agreement (the “Incremental Term B–2 Loan”);
WHEREAS, the Company, the Incremental Term B–2 Lender and the Administrative Agent have agreed that the Incremental Term B–2 Loan shall (a) have the same amortization and maturity date as the Term B Loan, (b) have an Applicable Rate of two and fifty hundredths percent (2.50%) per annum to the extent advanced as a Eurocurrency Rate Loan and one and fifty hundredths percent (1.50%) per annum to the extent advanced as a Base Rate Loan, (c) provide call protection pursuant to the provisions of Section 2.06(a)(iii) of the Credit Agreement, for the benefit of the Incremental Term B–2 Lender, through, and including, the date that is six (6) months after the date hereof, with the amount of any prepayment premium referred to therein that is payable (subject to the terms and conditions of the Credit Agreement) remaining the same as in the Credit Agreement, and (d) provide pricing protection pursuant to the provisions of Section 2.16(j)(i)(C) of the Credit Agreement, for the benefit of the Incremental Term B–2 Lender, with respect to any Incremental Tranche B Term Facility provided prior to the Maturity Date of the Incremental Term B–2 Loan;
WHEREAS, the Company and the Administrative Agent acknowledge and agree that the advance of the Incremental Term B–2 Loan as described above will, pursuant to Section 2.16(j)(i)(C) of the Credit Agreement, result in an increase of the Applicable Rate payable by the Borrowers with respect to the Term B Loan, and accordingly, the Company and the Administrative Agent have agreed that the Applicable Rate with respect to the Term B Loan shall be increased pursuant to Section 2.16(j)(i)(C) of the Credit Agreement from two percent (2.00%) per annum to two and one-hundred twenty-five thousandths percent (2.125%) per annum to the extent advanced as a Eurocurrency Rate Loan, and from one percent (1.00%) per annum to one and one-hundred twenty-five thousandths percent (1.125%) per annum to the extent advanced as a Base Rate Loan;
WHEREAS, in consideration for the Incremental Term B–2 Loan, the Company is willing to pay the per annum interest rates described above with respect to each of the Incremental Term B–2 Loan and the Term B Loan, and to provide call protection and pricing protection pursuant to the provisions of Sections 2.06(a)(iii) and 2.16(j)(i)(C) of the Credit Agreement, respectively, as described above with respect to the Incremental Term B–2 Loan, in each case for the benefit of the Incremental Term B–2 Lender and each Lender with a Term B Loan Commitment, as applicable;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement (as amended by this Amendment).
2.    Establishment of Incremental Tranche B Term Loan.
2.1.Establishment of Incremental Term B–2 Loan.
(a)Subject to the terms and conditions provided herein, the Incremental Term B–2 Loan is hereby established pursuant to Section 2.16 of the Credit Agreement in the original aggregate principal amount of Two-Hundred Fifty Million Dollars ($250,000,000).
(b)Subject to the terms and conditions set forth herein and in the Credit Agreement (as amended by this Amendment), the Incremental Term B–2 Lender agrees to make its portion of the Incremental Term B–2 Loan to the Company in Dollars in a single advance on the date hereof in an amount not to exceed such Lender’s Incremental Term B–2 Loan Commitment as set forth on Schedule 1 hereto.
(c)The Incremental Term B–2 Loan shall constitute a new and separate Term Loan under the Credit Agreement and may consist of Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided in the Credit Agreement, provided, however, that any Borrowings made on the date hereof shall be made as Base Rate Loans unless the Company delivers a funding indemnity letter not less than three (3) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the date hereof. Amounts repaid on the Incremental Term B–2 Loan may not be reborrowed.
(d)The Incremental Term B–2 Loan is an Incremental Term Facility incurred, in part, utilizing the amount set forth in the compliance certificate delivered to the Administrative Agent pursuant to Section 4.4 below (the “Incremental Capacity Reduction Amount”) of the $150,000,000 aggregate capacity for Incremental Facilities set forth in Section 2.16(a)(i) of the Credit Agreement, with the remaining aggregate principal amount of the Incremental Term B–2 Loan incurred utilizing the ratio incurrence basket set forth in Section 2.16(a)(ii) of the Credit Agreement.
2.2.Amortization. The Company shall repay the outstanding principal amount of the Incremental Term B–2 Loan in equal quarterly installments of $625,000, commencing on March 31, 2019 and on each June 30, September 30, December 31 and March 31 thereafter, with the remaining outstanding principal balance of the Incremental Term B–2 Loan due and payable on the Maturity Date (as such installments may hereafter be adjusted as a result of (A) prepayments of the Incremental Term B–2 Loan made pursuant to Section 2.06 of the Credit Agreement and (B) any increase to the Incremental Term B–2 Loan made pursuant to Section 2.16 of the Credit Agreement), unless accelerated sooner pursuant to Section 8.02 of the Credit Agreement.
2.3.Incremental Facility Amendment. This Amendment is an Incremental Facility Amendment as such term is defined and used in the Credit Agreement.
2.4.Incremental Tranche B Term Loan. The Incremental Term B–2 Loan is an Incremental Term Loan and an Incremental Tranche B Term Loan as such terms are defined and used in the Credit Agreement.

3.    Amendments to the Credit Agreement.
3.1.Amendments Related to Incremental Term B–2 Loan. Pursuant to Section 10.01(b)(v) of the Credit Agreement, in connection with the establishment of the Incremental Term B–2 Loan pursuant to this Amendment, the Credit Agreement is hereby amended in the following respects:
(a)Section 1.01 of the Credit Agreement is amended by inserting the following new definitions in the appropriate alphabetical order:
“First Incremental Facility Amendment” means that certain amendment to this Agreement, dated as of the First Incremental Facility Amendment Effective Date, by and among the Borrowers party thereto, the Guarantors party thereto, the Lender party thereto and the Administrative Agent.
“First Incremental Facility Amendment Effective Date” means November 14, 2018.
“Incremental Term B–2 Loan” means the Incremental Tranche B Term Loan made to the Company pursuant to the First Incremental Facility Amendment.
“Incremental Term B–2 Loan Commitment” means, as to each Lender party to the First Incremental Facility Amendment, its obligation to make its portion of the Incremental Term B–2 Loan to the Company on the First Incremental Facility Amendment Effective Date pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule 1 to the First Incremental Facility Amendment. The aggregate principal amount of the Incremental Term B–2 Loan Commitments of all of the Lenders as in effect on the First Incremental Facility Amendment Effective Date is Two-Hundred Fifty Million Dollars ($250,000,000).
“Interim Interest Period” means, with respect to any Eurocurrency Rate Loan advanced under the Incremental Term B–2 Loan on the First Incremental Facility Amendment Effective Date, the period from the First Incremental Facility Amendment Effective Date to, and including, December 27, 2018.
“Call Protection Period” means, (a) with respect to the Term B Loan, the period from the Closing Date to, and including, the date that is six (6) months after the Closing Date, and (b) with respect to the Incremental Term B–2 Loan, the period from the First Incremental Facility Amendment Effective Date to, and including, the date that is six (6) months after the First Incremental Facility Amendment Effective Date.
(b)In Section 1.01 of the Credit Agreement, the definition of “Applicable Rate” is amended by:
(i)re-designating clauses “(b)” and “(c)” as clauses “(c)” and “(d)”, respectively;
(ii)inserting “other” after “with respect to any” in the newly re-designated clause (c) of such definition; and
(iii)in clause (a) thereof:
(A)replacing “two percent (2.00%)” with “two and one-hundred twenty-five thousandths percent (2.125%)”;
(B)replacing “one percent (1.00%)” with “one and one-hundred twenty-five thousandths percent (1.125%)”; and

(C)inserting the following after “in the case of Base Rate Loans” in such clause (a): “, (b) with respect to the Incremental Term B–2 Loan, two and fifty hundredths percent (2.50%) per annum in case of Eurocurrency Rate Loans thereunder and one and fifty hundredths percent (1.50%) per annum in case of Base Rate Loans thereunder”.
(c)In Section 1.01 of the Credit Agreement, the definition of “Eurocurrency Rate” is amended by:
(i)inserting the following prior to the colon in clause (a) thereof: “, other than the Interim Interest Period with respect to any Eurocurrency Rate Loan advanced under the Incremental Term B–2 Loan on the First Incremental Facility Amendment Effective Date”;
(ii)deleting “and” at the end of sub-clause (a)(iii) thereof;
(iii)re-designating clause (b) thereof as a new clause (c) thereof; and
(iv)inserting a new clause (b) thereof to read as follows:
(b)    for the Interim Interest Period with respect to any Eurocurrency Rate Loan advanced under the Incremental Term B–2 Loan on the First Incremental Facility Amendment Effective Date, the rate per annum equal to LIBOR, or a comparable or successor rate that is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the First Incremental Facility Amendment Effective Date, for deposits in Dollars (for delivery on the First Incremental Facility Amendment Effective Date) with a term of one month; and
(d)In Section 1.01 of the Credit Agreement, the definition of “Interest Period” is amended by:
(i)inserting “subject to clause (d) in the proviso immediately below, and” immediately before “in each case”;
(ii)deleting “and” at the end of clause (b) thereof;
(iii)deleting the period, and inserting “; and”, at the end of clause (c) thereof; and
(iv)inserting a new clause (d) thereof to read as follows:
(d)    with respect to any Eurocurrency Rate Loan advanced under the Incremental Term B–2 Loan on the First Incremental Facility Amendment Effective Date, at any time prior to December 27, 2018, the term “Interest Period” shall mean the Interim Interest Period.
(e)In Section 1.01 of the Credit Agreement, the definition of “Maturity Date” is amended by inserting “and the Incremental Term B–2 Loan” after “as to the Term B Loan”.
(f)Section 1.01 of the Credit Agreement is amended by replacing the definition of “Repricing Event” in its entirety as follows:
“Repricing Event” means (a) any optional or mandatory prepayment of the Term B Loan or the Incremental Term B–2 Loan, in whole or in part, with the proceeds of, or conversion of any portion of the Term B Loan or the Incremental Term B–2 Loan into, any new or replacement tranche of Indebtedness bearing interest with an All-In-Yield less than the All-In-Yield of such portion of the Term B Loan or the Incremental Term B–2 Loan (as such All-In-Yields are reasonably determined by the Administrative Agent consistent with generally accepted financial practices) and (b) any amendment to any portion of this Agreement with respect to either the Term B Loan or the Incremental Term B–2 Loan which, directly or indirectly, reduces the All-In-Yield applicable to such Term Loan (except with respect to any Lender that consents to such amendment), in each case of clauses (a) and (b), solely to the extent that the primary purpose of such replacement or amendment, as determined by the Administrative Agent, is to reduce the All-In-Yield on such Term Loan. Notwithstanding the foregoing, “Repricing Event” shall exclude, in any such case, (x) any refinancing or repricing of the Term B Loan, the Incremental Term B–2 Loan or amendment to this Agreement in connection with any Change of Control transaction, and (y) any “transformational” acquisition by the Company or any Restricted Subsidiary.
(g)Section 1.01 of the Credit Agreement is amended by replacing the definition of “Responsible Officer” in its entirety as follows:
“Responsible Officer” means the chief executive officer, president, executive vice president, vice president, chief financial officer, treasurer, assistant treasurer, controller or such other Person who is the highest ranking officer appointed pursuant to the relevant Organization Documents (or, in foreign jurisdictions, substantially equivalent representatives, including a director or manager) of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary (or, in foreign jurisdictions, substantially equivalent representatives, including a director or manager) of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee or equivalent representative of the applicable Loan Party so designated by any of the foregoing officers, directors or managers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.
(h)The title of Section 2.01 of the Credit Agreement is amended (including in the Table of Contents to the Credit Agreement) to read as follows: “Revolving Loans, Term B Loan and Incremental Term B–2 Loan.”.
(i)In Section 2.01 of the Credit Agreement, a new clause (c) is added to read as follows:
(c)    Incremental Term B–2 Loan. Subject to the terms and conditions set forth herein and in the First Incremental Facility Amendment, each Lender party to the First Incremental Facility Amendment severally agrees to make its portion of the Incremental Term B–2 Loan to the Company in Dollars on the First Incremental Facility Amendment Effective Date in an amount not to exceed such Lender’s Incremental Term B–2 Loan Commitment. Amounts repaid on the Incremental Term B–2 Loan may not be reborrowed. The Incremental Term B–2 Loan may consist of Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein, provided, however, that any Borrowings made on the First Incremental Facility Amendment Effective Date shall be made as Base

Rate Loans unless the Company delivers a funding indemnity letter not less than three (3) Business Days prior to the date of such Borrowing.
(j)The first sentence of Section 2.06(a)(iii) of the Credit Agreement is amended in its entirety to read as follows:
In the event that, on any day during the relevant Call Protection Period, (A) a Repricing Event occurs with respect to the Term B Loan or the Incremental Term B–2 Loan, or (B) a Lender holding a portion of the Term B Loan or the Incremental Term B–2 Loan, as applicable, is deemed to be a Non-Consenting Lender and must assign its portion of such Term Loan pursuant to Section 10.13 in connection with any waiver, amendment or modification that would reduce the effective All-In-Yield in effect with respect to such Term Loan, then, in each case, the aggregate principal amount to be prepaid or repaid or assigned, as applicable, will be subject to a prepayment premium in an amount equal to one percent (1.00%) of (x) the principal amount of such Term Loan that is prepaid (in the case of an optional or mandatory prepayment of such Term Loan described in clause (a) of the definition of “Repricing Event”), (y) the aggregate outstanding principal amount of such Term Loan (in the case of an amendment described in clause (b) of the definition of “Repricing Event”), or (z) the principal amount of such Term Loan that is assigned (in the case of the foregoing clause (B)).
(k)Section 2.16 of the Credit Agreement is amended by:
(i)replacing the dollar amount “$150,000,000” in clause (a)(i) thereof with the dollar amount equal to $150,000,000 minus the Incremental Capacity Reduction Amount; and
(ii)replacing the language occurring after the semi-colon in clause (j)(i)(C) thereof in its entirety as follows: “provided that, notwithstanding anything to the contrary in the foregoing clause (C), (x) the provisions of this clause (C) shall not apply to any Incremental Tranche B Term Facility established after the first twelve (12) months following the Closing Date in relation to the Term B Loan or any then existing Incremental Tranche B Term Facility other than the Incremental Term B–2 Loan, and (y) the benefits of this clause (C) shall apply to the Incremental Term B–2 Loan established on the First Incremental Facility Amendment Effective Date to the extent any Incremental Tranche B Term Facility is established after the First Incremental Facility Amendment Effective Date;
(l)Section 6.13 of the Credit Agreement is amended by replacing “the Term B Loan” with “each of the Term B Loan and the Incremental Term B–2 Loan”.
3.2.Technical Amendments. Pursuant to Section 10.01(b)(xii) of the Credit Agreement, the Credit Agreement is hereby amended in the following respects to correct the administrative errors and omission identified below:
(a)Section 8.03 of the Credit Agreement is amended by:
(i)replacing “Sections 2.16 and 2.17” with “Sections 2.17 and 2.18”; and
(ii)replacing each instance of “and 2.16” with “and 2.17”; and
(b)The definition of “Fee Letter” in Section 1.01 of the Credit Agreement is amended by replacing “means the” with “means, collectively, the letter agreement, dated June 4, 2018 among the Canadian Borrowers, the Initial U.S. Borrower and Bank of America, and the”.

4.    Conditions Precedent. This Amendment shall become effective as of the date hereof upon satisfaction of each of the following conditions precedent, in each case, in a manner reasonably satisfactory to the Administrative Agent:
4.1.Amendment. Receipt by the Administrative Agent of executed counterparts of this Amendment properly executed by a Responsible Officer of each Loan Party, the Incremental Term B–2 Lender and the Administrative Agent.
4.2.Opinions of Counsel. Receipt by the Administrative Agent of a favorable opinion of each of (A) Arnold & Porter Kaye Scholer LLP, U.S. counsel to the Loan Parties, (B) Blake, Cassels & Graydon LLP, Canadian counsel to the Loan Parties not domiciled in Nova Scotia, and (C) if requested by the Administrative Agent, Stewart McKelvey LLP, Canadian counsel to the Loan Parties domiciled in Nova Scotia, in each case, addressed to the Administrative Agent and the Incremental Term B–2 Lender and dated as of the date hereof, as to such matters concerning the Loan Parties and this Amendment as the Administrative Agent may reasonably request;
4.3.Organization Documents and Resolutions. Receipt by the Administrative Agent of (a) an officer’s certificate of each Loan Party, attaching and certifying copies of such Loan Party’s Organization Documents (or certifying that there have been no changes to such Organization Documents since their prior delivery to the Administrative Agent) and (b) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment.
4.4.Compliance Certificate. Receipt by the Administrative Agent of a certificate of a Responsible Officer of the Company certifying that:
(a)before and after giving effect to the Incremental Term B–2 Loan on the date hereof, the representations and warranties of the Loan Parties contained in Article V of the Credit Agreement and in each other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (or, in the case of any such representations and warranties qualified by materiality or Material Adverse Effect, in all respects as drafted) as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties specifically refer to an earlier date, in which case, such representations and warranties are true and correct in all material respects (or, in the case of any such representations and warranties qualified by materiality or Material Adverse Effect, in all respects as drafted) as of such earlier date;
(b)before and after giving effect to the Incremental Term B–2 Loan on the date hereof, no event has occurred and is continuing which constitutes a Default or an Event of Default; and
(c)the Incremental Term B–2 Loan has been incurred in compliance with the Credit Agreement, including without limitation Section 2.16 thereof.
4.5.Credit Extension. Receipt by the Administrative Agent of a Request for Credit Extension from the Company relating to the Incremental Term B–2 Loan.
4.6.Beneficial Ownership; Anti-Money Laundering. Upon the reasonable request of the Incremental Term B–2 Lender made at least ten (10) days prior to the date hereof, the Company and each other Loan Party shall have provided to the Incremental Term B–2 Lender the documentation and other information so requested in connection with applicable “know your customer”, beneficial ownership, anti-money laundering and anti-terrorist financing rules and regulations, including the PATRIOT Act and the Canadian AML Acts, in each case, at least five (5) days prior to the date hereof;

4.7.Fees. Receipt by the Administrative Agent, each arranger for the transactions contemplated by this Amendment, and the Incremental Term B–2 Lender of any fees required to be paid on or before the date of this Amendment.
4.8.Attorney Costs. The Loan Parties shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the date hereof.
5.    Reaffirmation. The Loan Parties hereby acknowledge and reaffirm that: (a) they are bound by all of the terms of the Loan Documents to which they are party; (b) this Amendment does not operate to reduce or discharge, or constitute a novation of, their obligations under the Loan Documents; and (c) they are responsible for the observance and full performance of all Obligations, including, without limitation, the repayment of the Loans and reimbursement of any drawings on any Letter of Credit. Furthermore, the Loan Parties acknowledge and confirm that the Liens and security interests referred to in the Credit Agreement are created and granted in favor of the Administrative Agent pursuant to the Collateral Documents and/or other Loan Documents and are valid and subsisting, and agrees that this Agreement is not intended to, and does not, adversely affect or impair, or constitute a novation of, such liens and security interests in any manner.
6.    Miscellaneous.
6.1.The Credit Agreement (as amended hereby) and the obligations of the Loan Parties thereunder and under the other Loan Documents are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Amendment shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of any Loan Document or a waiver by the Administrative Agent, any Lender or any L/C Issuer of any rights and remedies under the Loan Documents, at law or in equity.
6.2.Each of the Loan Parties hereby represents and warrants to the Administrative Agent, the Lenders (including, for the avoidance of doubt, the Incremental Term B–2 Lender) and the L/C Issuers as follows:
(a)The execution, delivery and performance by such Loan Party of this Amendment (i) has been duly authorized by all necessary corporate or other organizational action and (ii) does not and will not (A) contravene the terms of such Person’s Organization Documents, (B) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens under the Loan Documents) under, or require any payment to be made under (x) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any Restricted Subsidiary, or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (C) violate any material Law.
(b)This Amendment has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable Debtor Relief Laws or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c)No material approval, consent, exemption, authorization, or other material action by, or material notice to, or material filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Amendment other than those that have already been obtained and are in full force and effect.
6.3.This Amendment shall constitute a Loan Document for all purposes.
6.4.This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.
6.5.The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted under the Credit Agreement.
6.6.THE TERMS OF SECTIONS 10.14 (GOVERNING LAW; JURISDICTION; ETC.) AND 10.16 (WAIVER OF JURY TRIAL) OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS.
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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this First Incremental Facility Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:	CELESTICA INC.,
an Ontario corporation
By: /s/ Elizabeth DelBianco
Name:     Elizabeth DelBianco
Title:     Executive Vice President
CELESTICA INTERNATIONAL LP,
an Ontario limited partnership, by its general partner,
CELESTICA INTERNATIONAL GP INC.,
an Ontario corporation
By: /s/ Enzo Vigna
Name:     Enzo Vigna
Title:     Corporate Treasurer
CELESTICA (USA) INC.,
a Delaware corporation
By: /s/ Robert Ellis
Name:     Robert Ellis
Title:     Vice President & Secretary
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U.S. GUARANTORS:	CELESTICA (USA) INC.,
a Delaware corporation
By: /s/ Robert Ellis
Name:     Robert Ellis
Title:     Vice President & Secretary
CELESTICA (US HOLDINGS) LLC,
a Delaware limited liability company
By: /s/ Robert Ellis
Name:     Robert Ellis
Title:     Vice President & Secretary
CELESTICA LLC,
a Delaware corporation
By: /s/ Robert Ellis
Name:     Robert Ellis
Title:     Vice President & Secretary
CELESTICA OREGON LLC,
a Delaware corporation
By: /s/ Robert Ellis
Name:     Robert Ellis
Title:     Vice President & Secretary
CELESTICA PRECISION MACHINING LTD.,
a California corporation
By: /s/ Robert Ellis
Name:     Robert Ellis
Title:     Secretary & Treasurer
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IRON MAN ACQUISITION INC.,
a Delaware corporation
By: /s/ Robert Mionis
Name:     Robert Mionis
Title:     President
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NON-U.S. GUARANTORS:        CELESTICA INC.,
an Ontario corporation
By: /s/ Elizabeth DelBianco
Name:     Elizabeth DelBianco
Title:     Executive Vice President
CELESTICA INTERNATIONAL LP,
an Ontario limited partnership, by its general partner,
CELESTICA INTERNATIONAL GP INC.,
an Ontario corporation
By: /s/ Enzo Vigna
Name:     Enzo Vigna
Title:     Corporate Treasurer
1282088 ONTARIO INC.,
an Ontario corporation
By: /s/ Mandeep Chawla
Name:     Mandeep Chawla
Title:     Chief Financial Officer & Corporate Treasurer
1287347 ONTARIO INC.,
an Ontario corporation
By: /s/ Mandeep Chawla
Name:     Mandeep Chawla
Title:     Chief Financial Officer & Corporate Treasurer
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2480333 ONTARIO INC.,
an Ontario corporation
By: /s/ Mandeep Chawla
Name:     Mandeep Chawla
Title:     Chief Financial Officer & Corporate Treasurer
3265598 NOVA SCOTIA COMPANY,
a Nova Scotia unlimited company
By: /s/ Mandeep Chawla
Name:     Mandeep Chawla
Title:     Chief Financial Officer & Corporate Treasurer
CELESTICA INTERNATIONAL GP INC.,
an Ontario corporation
By: /s/ Enzo Vigna
Name:     Enzo Vigna
Title:     Corporate Treasurer
CELESTICA INTERNATIONAL INC.,
an Ontario corporation
By: /s/ Elizabeth Del Bianco
Name:     Elizabeth DelBianco

Title:	Executive Vice-President
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1204362 ONTARIO INC.,
an Ontario corporation
By: /s/ Mandeep Chawla
Name:     Mandeep Chawla
Title:     Chief Financial Officer & Corporate Treasurer
2281302 ONTARIO INC.,
an Ontario corporation
By: /s/ Mandeep Chawla
Name:     Mandeep Chawla
Title:     Chief Financial Officer & Corporate Treasurer
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MSL SPV SPAIN, INC.,
a Delaware corporation
By: /s/ Robert Ellis
Name:     Robert Ellis
Title:     Vice President & Secretary
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ADMINISTRATIVE AGENT:        BANK OF AMERICA, N.A.,
as Administrative Agent
By: /s/ Anthony W. Kell
Name:    Anthony W. Kell
Title:    Vice President
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INCREMENTAL TERM B–2
LENDER:                BANK OF AMERICA, N.A.
By: /s/ Scott Tolchin
Name:    Scott Tolchin
Title:    Managing Director
SCHEDULE 1
AGGREGATE INCREMENTAL TERM B–2 LOAN COMMITMENTS

Lender	Incremental Term B–2 Loan Commitment ($)
Bank of America, N.A.	$250,000,000.00
Total	$250,000,000.00